[TABLE]
[CAPTION]
                                                                   Exhibit 21.1


                                      JURISDICTION OF        D/B/A
               ENTITY                  INCORPORATION     JURISDICTION

Victor Capital Group, L.P.               Delaware
Vic, Inc.                                Delaware           Vic NY
VCG Montreal Management, Inc.            New York
IPJ Funding Corp                         Delaware
CT Convertible Trust I                   Delaware
CT-BB Funding Corp.                      Delaware
CT-F1, LLC                               Delaware
CT-F2-GP, LLC                            Delaware
CT-F2-LP, LLC                            Delaware
CT Investment Management Co., LLC        Delaware
CT Mezzanine Partners I LLC              Delaware
CT MP II LLC                             Delaware
CT Mezzanine Partners II LP              Delaware